UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 30, 2008

ROHM AND HAAS COMPANY
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-03507	23-1028370
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Independence Mall West, Philadelphia, Pennsylvania		19106
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(215) 592-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2008, the Company reported that, as a result of his promotion to President and Chief Operating Officer, Dr. Brondeau’s long-term incentive targets would be increased by $500,000, 50% of which would be paid in restricted stock units and 50% in stock options which would be granted on the then next grant date of July 30, 2008. Because the Company entered into a Merger Agreement with The Dow Chemical Company on July 10, 2008, no further options are being granted, and the Executive Compensation Committee approved changing the stock option grant to a grant of equivalent value of restricted stock units.

In addition, and for the same reason, the Executive Compensation Committee also approved changing the previously reported special equity grant of $1,500,000 for Jacques M. Croisetiere, Executive Vice President, Chief Financial Officer and Chief Strategy Officer from being paid 50% in restricted stock units and 50% in stock options to being paid 50% in restricted stock units and 50% as a cash incentive award which will vest on July 30, 2011 or upon an involuntary termination without cause prior to July 30, 2011. However, the cash award will not vest upon the consummation of the merger of Rohm and Haas and The Dow Chemical Company or upon a termination for Good Reason under his Continuity Agreement (in which case it would be forfeited).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROHM AND HAAS COMPANY

August 6, 2008	By:	Robert A. Lonergan

Name: Robert A. Lonergan
Title: Executive Vice President, General Counsel and Corporate Secretary